                                                                 Exhibit 4(a)(1)


           THE CHAIRMAN-TM- COMBINATION FIXED AND VARIABLE ANNUITY CONTRACT
                                      ISSUED BY
                     THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY


Unless otherwise directed by the Owner, The American Franklin Life Insurance Company ("American Franklin") will pay a monthly income to the Annuitant if living on the Annuity Commencement Date. The dollar amounts of such payments will be determined on the basis of the provisions of this Contract. The first payment will be payable on the Annuity Commencement Date. Subsequent payments will be payable on the corresponding day of each month thereafter or at other intervals in accordance with the provisions of this Contract.

All payments and values provided by this Contract, when based on the investment experience of the Separate Account, are variable, may increase or decrease and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" provisions in this Contract.


CANCELLATION RIGHT. This Contract may be returned for cancellation to American Franklin at its Administrative Office within 10 days after delivery. Upon surrender of this Contract within the 10 day period, American Franklin will refund the sum of the Owner's Account Value at the end of the Valuation Period in which the request is received, plus any premium taxes and Annual Contract Fee that have been deducted.


This is a FLEXIBLE PAYMENT VARIABLE and FIXED INDIVIDUAL DEFERRED ANNUITY CONTRACT. NONPARTICIPATING -- NOT ELIGIBLE FOR DIVIDENDS.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.


/s/                          /s/
----------------------       --------------------
Secretary                    President



                             READ THIS CONTRACT CAREFULLY

                               [American Franklin Logo]
                                   A STOCK COMPANY

                     A Subsidiary of American General Corporation


                          Home Office: Springfield, Illinois
                         Administrative Office: Houston, Texas
P.O. Box 4636                  Houston, Texas  77210-4636        (800) 200-3101


FORM T1575

INDEX
                                                                            Page
10% Free Withdrawal Privilege. . . . . . . . . . . . . . . . . . . .         18
Account Value. . . . . . . . . . . . . . . . . . . . . . . . . . . .          4
Allocation of Purchase Payments. . . . . . . . . . . . . . . . . . .          8
Annual Contract Fee. . . . . . . . . . . . . . . . . . . . . . . . .         18
Annuity Options. . . . . . . . . . . . . . . . . . . . . . . . . . .         22
Annuity Tables . . . . . . . . . . . . . . . . . . . . . . . . . . .         24
Annuity Units. . . . . . . . . . . . . . . . . . . . . . . . . . . .         21
Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
Change of Investment Advisor or
    Investment Policy. . . . . . . . . . . . . . . . . . . . . . . .          7
Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . .         19
Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          4
Division Accumulation Units. . . . . . . . . . . . . . . . . . . . .         12
Divisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         12
Fixed Account. . . . . . . . . . . . . . . . . . . . . . . . . . . .         11
Full Surrender . . . . . . . . . . . . . . . . . . . . . . . . . . .         15
General Provisions . . . . . . . . . . . . . . . . . . . . . . . . .          7
Guarantee Periods. . . . . . . . . . . . . . . . . . . . . . . . . .         11
Guaranteed Interest Rates. . . . . . . . . . . . . . . . . . . . . .         12
Net Investment Factor. . . . . . . . . . . . . . . . . . . . . . . .         13
Ownership Provisions . . . . . . . . . . . . . . . . . . . . . . . .          9
Partial Withdrawals. . . . . . . . . . . . . . . . . . . . . . . . .         16
Payment of Benefits. . . . . . . . . . . . . . . . . . . . . . . . .         20
Premium Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .          9
Purchase Payments. . . . . . . . . . . . . . . . . . . . . . . . . .          8
Schedule Page. . . . . . . . . . . . . . . . . . . . . . . . . . . .          3
Separate Account . . . . . . . . . . . . . . . . . . . . . . . . . .         12
Surrender Charge . . . . . . . . . . . . . . . . . . . . . . . . . .         16
Surrender Charge Exceptions. . . . . . . . . . . . . . . . . . . . .         17
Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         15
Tax Charge . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         18
Transfers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         13
Variable Account Asset Rebalancing . . . . . . . . . . . . . . . . .         15
Variable Annuity Payments. . . . . . . . . . . . . . . . . . . . . .         21


FORM T1575
                                          2

                     The American Franklin Life Insurance Company

                                    SCHEDULE PAGE

INITIAL PURCHASE PAYMENT:                                             $10,000

MINIMUM ADDITIONAL PURCHASE PAYMENTS

(Per Division or Guarantee Period):                                   $   100

ADDITIONAL BENEFITS:                                                     NONE

MAXIMUM ASSET CHARGE FACTORS (Separate Account Only) ANNUAL RATE:       1.40%

MAXIMUM ANNUAL CONTRACT FEE:                                          $    30

TRANSFER CHARGE:                                                      $    25

ISSUE AGE:                                                                 35

ANNUITY COMMENCEMENT DATE:                                  JANUARY 1, 2026

INITIAL ALLOCATION:


                                                                     Net Dollar
                                                                     Amount of
                                                  Percentage         Allocations

VIP Money Market Portfolio                          100%               $10,000
VIP High Income Portfolio                            xx%               $   xxx
VIP Investment Grade Bond Portfolio                  xx%               $   xxx
VIP Equity-Income Portfolio                          xx%               $   xxx
VIP Growth Portfolio                                 xx%               $   xxx
VIP Overseas Portfolio                               xx%               $   xxx
VIP Asset Manager Portfolio                          xx%               $   xxx
VIP Index 500 Portfolio                              xx%               $   xxx
VIP II Contrafund Portfolio                          xx%               $   xxx
MFS Emerging Growth Portfolio                        xx%               $   xxx
MFS Research Portfolio                               xx%               $   xxx
MFS Growth With Income Portfolio                     xx%               $   xxx
MFS Total Return Portfolio                           xx%               $   xxx
MFS Utilities Portfolio                              xx%               $   xxx
MFS Value Portfolio                                  xx%               $   xxx
Fixed Account
     1 Year Guarantee Period                         xx%               $   xxx
     3 Year Guarantee Period                         xx%               $   xxx
     5 Year Guarantee Period                         xx%               $   xxx
                                                  ------              ---------
 Total Allocations                                  100%               $10,000

ANNUITANT:               JOHN DOE       CONTRACT NUMBER:         123456

CONTRACT OWNER:          JOHN DOE       DATE OF ISSUE:           JANUARY 1, 1996

CONTRACT JURISDICTION:   (STATE NAME)

FORM T1575

DEFINITIONS

ACCOUNT.  Any of the Divisions or the Fixed Account.

ACCOUNT VALUE. The sum of the Fixed Account Value and the Separate Account Value. The Fixed Account Value is the accumulated value of Net Purchase Payments, renewals and transfers into the Fixed Account and interest on such amounts, minus the accumulated value of any withdrawals and transfers out of the Fixed Account and any Annual Contract Fee allocated to the Fixed Account and interest on such amounts. The Separate Account Value is the sum of the values of the Separate Account Divisions. The value of a Separate Account Division is the value of a Division's Accumulation Unit multiplied by the number of Accumulation Units in that Division.

ACCUMULATION PERIOD.  The period during which Net Purchase Payments are applied.

ACCUMULATION UNIT. An accounting unit of measure used to calculate the value of a Division of this Contract before annuity payments begin.


ADMINISTRATIVE OFFICE. The AMFLIC Annuity Service Center, to which all Owner premium payments, requests, directions and other communications should be directed. The AMFLIC Annuity Service Center is currently located at 2727-A Allen Parkway, 3-50, Houston, Texas 77019-2191; mailing address - P.O. Box 4636, Houston, Texas 77210-4636, telephone numbers - (800) 200-3101 or (713)
831-3310.


ANNUITANT. The person upon whose date of birth and sex income payments are based. The Annuitant's name is shown on Page 3.

ANNUITY OPTION. One of the several forms in which the Owner can request American Franklin to make annuity payments.

ANNUITY UNIT.  A unit of measurement to calculate variable annuity payments.


BENEFICIARY. The person entitled to receive benefits in the event the Owner or Annuitant dies. If no designated Beneficiary is living at the time any payment is to be made, the Owner shall be the Beneficiary, or if the Owner is not living, the Owner's estate shall be the Beneficiary.


CONTINGENT ANNUITANT. A person named by the Owner of a Non-Qualified Contract to become the Annuitant if: (1) the Annuitant dies before the Annuity Commencement Date; and (2) the Contingent Annuitant is then living. A Contingent Annuitant may not be named except at the time of application. Once named, the choice may not be revoked or replaced. If a Contingent Annuitant dies, a new Contingent Annuitant may not be named. After Annuity Payments start, a Contingent Annuitant may not become the Annuitant.

CONTINGENT BENEFICIARY. A person named by the Owner to receive benefits in the event a designated Beneficiary is not living at the time of the Owner's or Annuitant's death.

CONTRACT ANNIVERSARY. Each anniversary of the Date of Issue of this Contract.

CONTRACT YEAR. A period of 12 consecutive months beginning on the Date of Issue or any anniversary thereof.

DATE OF ISSUE. The date on which this Contract becomes effective as shown on Page 3.

DIVISION. The subdivisions of the Separate Account which are used to determine how the Owner's Account is allocated among the Variable Funds.

FIXED ACCOUNT. The name of the investment alternative under which payments are allocated to American Franklin's General Account.

FIXED ANNUITY OPTION. An annuity option with payments which do not vary with investment performance as to dollar amount.

FORM T1575

GUARANTEED INTEREST RATE. The minimum rate American Franklin may use to credit interest on an effective annual basis during any Guarantee Period.

GUARANTEE PERIOD.  The period for which a Guaranteed Interest Rate is credited.

HOME OFFICE. The American Franklin Life Insurance Company, #1 Franklin Square, Springfield, Illinois 62713; 217-528-2011.


INDIVIDUAL RETIREMENT ANNUITY. An annuity contract described in Section 408(b) of the Internal Revenue Code, which may also qualify under Section 408(k) or Section 408(p) of the Internal Revenue Code.


ISSUE AGE. The Annuitant's age as of his or her nearest birthday on the Date of Issue.

NET ASSET VALUE PER SHARE. The net assets of a Variable Fund divided by the number of shares in the Variable Fund.

NET PURCHASE PAYMENT. The gross amount of a Purchase Payment less any Premium Taxes deducted at the time a Purchase Payment is made.

NON-QUALIFIED CONTRACT. A Contract that does not qualify for the special federal income tax treatment applicable in connection with retirement plans or deferred compensation plans.


OWNER. The Owner of this Contract. The "Owner" is the person, persons or entity entitled to the ownership rights stated in this Contract. The Owner may designate a trustee or custodian of a retirement plan which meets the requirements of Section 401, Section 408(c), Section 408(k) or Section 408(p) of the Internal Revenue Code to serve as legal owner of assets of a retirement plan, but the term "Owner" as used herein, shall refer to the organization entering into this Contract.


OWNER'S ACCOUNT. An account established for each Owner to which each Net Purchase Payment is credited.

PAYOUT PERIOD. The period, starting with the Annuity Commencement Date, during which Annuity Payments are made by the Company.

PREMIUM TAX. The amount of tax, if any, charged by a state or municipality on Purchase Payments or Contract values.

PURCHASE PAYMENT. An amount paid to the Company as consideration for the benefits described herein.

QUALIFIED CONTRACT. A Contract that is qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

SECTION 457 CONTRACT. A Contract that is issued in connection with a deferred compensation plan established under Section 457 of the Internal Revenue Code.

SEPARATE ACCOUNT. A segregated investment account entitled "Separate Account VA-1" established by American Franklin to separate the assets funding the variable benefits for the class of contracts to which this Contract belongs from the other assets of American Franklin. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business American Franklin may conduct. Income, gains and losses, whether or not realized, from assets allocable to the Separate Account, are credited to or charged against such account without regard to American Franklin's other income, gains or losses.


VALUATION DATE. Any day on which American Franklin's Administrative Office is open for business except, with respect to any Division, a day on which the related Variable Fund does not value its shares.


VALUATION PERIOD. The period that starts at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at close of regular trading on the Exchange on the next Valuation Date.

FORM T1575

VARIABLE ANNUITY OPTION. An Annuity Option under which American Franklin promises to pay the Annuitant or other properly-designated Payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Divisions selected to measure the value of this Contract.


VARIABLE FUND. An individual investment fund or series in which a Division invests.

FORM T1575

                                GENERAL PROVISIONS

Entire Contract               This Contract, and a copy of the Application for
                              the Contract, if attached, is the entire Contract.
                              All statements made by Owner or Annuitant will be deemed representations and not warranties. No statement will be used to reduce a claim under this Contract unless it is in writing and made a part of this Contract.

Not Contestable               This Contract is not contestable.

Guarantees                    Subject to the Net Investment Factor provision of
                              this Contract, American Franklin guarantees that the dollar amount of Variable Annuity Payments made during the lifetime of the payee(s) will not be adversely affected by American Franklin's actual mortality experience or by the actual expenses incurred by American Franklin in excess of expense deductions provided for in this Contract.


Settlement                    All benefits under this Contract are payable from
                              the Administrative Office.


Nonparticipating              This Contract is nonparticipating and does not
                              share in American Franklin's surplus or earnings.

Change of Investment          Unless otherwise required by law or regulation,
Adviser or Investment         the investment adviser or any investment policy of
Policy of Variable Funds      a Variable Fund may not be changed without
                              American Franklin's consent. If required, approval or change of any investment objective will be filed with the Insurance Department of the state where this Contract is delivered. Owners will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance to those Owners who have the right to consent to or vote on such change.

                              Any substitution of the underlying investments of any Division will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

Modification Rights Reserved  American Franklin reserves the right to modify the
by American Franklin          Contract, but only if such modification:

                              (1) Is necessary to make the Contract or the Separate Account comply with any law or regulation issued by a governmental agency to which American Franklin is subject; or

                              (2)  Is necessary to assure continued
                                   qualification of the Contract under the
                                   Internal Revenue Code or other federal or state laws relating to retirement annuities or Annuity contracts; or

                              (3)  Is necessary to reflect a change in the
                                   operation of the Separate Account or the Division(s); or

                              (4) Provides additional Separate Account options or

FORM T1575

                              (5)  Withdraws Separate Account options.

                              In the event of any such modification, American Franklin will provide notice to the Owner or to the payee(s) during the Annuity Period. American Franklin may also make appropriate endorsements in the Contract to reflect such modification.

                              When required by law, American Franklin will obtain approval by Owners of changes and American Franklin will gain approval from any appropriate regulatory authority.

Changing the Terms            Any change in the Contract must be approved by one
of the Contract               of American Franklin's officers. No agent has the
                              authority to make any changes or waive any of the terms of the Contract.

Termination                   This Contract will remain in force until
                              surrendered for its full value, or all annuity payments have been made, or the death benefit has been paid, except as follows:

                              If the Owner's Account Value is less than $500, American Franklin may cancel this Contract upon 60 days' notice to the Owner. Such cancellation would be considered a full surrender of this Contract.

                              If the Owner's Account Value in any Division
                              (except the Money Market Division) falls below $500, American Franklin reserves the right to transfer the remaining balance, without charge, to the Money Market Division.

                                PURCHASE PAYMENTS

Minimum Payments              The minimum amounts acceptable as Purchase
                              Payments are shown on Page 3. American Franklin reserves the right to modify these minimums or to refuse a Purchase Payment for any reason.

Allocation of                 The initial allocation for Net Purchase Payments
Purchase Payments             is shown on Page 3 of this Contract and will
                              remain in effect until changed by written notice.
                              The percentage allocation for future Net Purchase
                              Payments may be changed at any time by written notice.


                              Changes in the allocation will be effective on the date American Franklin receives the Owner's notice at its Administrative Office. The allocation may be 100% to any available Division or Guarantee Period, or may be divided among these options in whole percentage points totaling 100%.



                              The initial Net Purchase Payment will be credited to the Owner's Account not more than two business days after American Franklin receives it, together with all other required documentation, in good order at its Administrative Office. Subsequent Net Purchase Payments will be credited as of the end of the Valuation Period in which they are so received. American Franklin reserves the right to limit the total number of Fixed Account Guarantee Periods and Separate Account Divisions that may be chosen during the life of the Contract.


FORM T1575

Premium Taxes                 When applicable, American Franklin will deduct an
                              amount to cover Premium Taxes. Such deduction will be made:

                              (1)  From Purchase Payment(s) when received; or

                              (2) From the Account Value at the time annuity payments are to commence; or

                              (3)  From the amount of any partial withdrawal; or

                              (4) From proceeds payable upon termination of the Contract for any other reason, including death of the Annuitant or Owner, or surrender of the Contract.

                              If Premium Tax is paid, American Franklin may reimburse itself for such tax when deduction is being made under paragraphs 2, 3, or 4 above calculated by multiplying the sum of Purchase Payments being withdrawn by the applicable Premium Tax percentage.

                                OWNERSHIP PROVISIONS

Exercise of Contract          This Contract belongs to the Owner, who is
Rights                        entitled to exercise all rights and privileges in
                              connection with this Contract. Where a Contract is jointly owned, both Owners must join in any request to exercise the rights or privileges of an Owner.

                              In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably - designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Contract.

                              Unless the Owner specifies otherwise, on the Annuity Commencement Date the Annuitant will become the payee. If the Owner or the Annuitant dies prior to the Annuity Commencement Date, the Beneficiary will become the payee. Such payees may thereafter exercise such rights and privileges of ownership which continue.


Beneficiary                   The Owner designated the Beneficiary and any
                              Contingent Beneficiary when applying for this Contract. By written notice to American Franklin at its Administrative Office, a non-irrevocable
                              Beneficiary or Contingent Beneficiary may be changed by the Owner prior to the Annuity
                              Commencement Date or by the Annuitant or other properly-designated payee after the Annuity
                              Commencement Date.


Change of Ownership           Ownership of a Qualified Contract may not be
                              transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under
                              Section 401(a) of the Internal Revenue Code;
                              (3) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal
                              Revenue Code for the benefit of the Annuitant;
                              (4) the trustee of an individual

FORM T1575
                              retirement account plan qualified under Section 408 of the Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued (including but not limited to transfers pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Internal Revenue Code). In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

                              During the lifetime of the Annuitant and prior to the Annuity Commencement Date, the Owner may change the ownership of a Non-Qualified Contract.


                              A change of ownership will not be binding upon American Franklin until American Franklin receives written notification at its Administrative Office. When such notification is so received, the change will be effective as of the date of the signed request for change, but the change will be without prejudice to American Franklin on account of any payment made, or any action taken by it prior to receiving the change, or on account of any tax consequence.



Distribution of               If an Owner (including the first to die in the
Death Benefit                 case of joint Owners) under a Non-Qualified
under Non-Qualified           Contract dies prior to the Annuitant and before
Contracts                     the Annuity Commencement Date, the death benefit
                              must be distributed to the designated Beneficiary either (1) within five years after the date of death of the Owner, or (2) over the life of the designated Beneficiary or a period not greater than the expected life of the designated
                              Beneficiary, with annuity payments beginning within one year after the date of death of the Owner. The Beneficiary shall be considered the designated beneficiary for the purposes of Section
                              72(s) of the Internal Revenue Code. In all cases, any such designated beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.


                              These mandatory distribution requirements will not apply when the designated Beneficiary is the spouse of the deceased Owner, if the spouse elects to continue this Contract in the spouse's own name, as Owner. When the deceased Owner of a Non-Qualified Contract was also the Annuitant, the surviving spouse (if the surviving spouse is the designated Beneficiary) may elect to be named as both Owner and Annuitant and continue this Contract.

                              If the payee under a Non-Qualified Contract dies after the Annuity Commencement Date and before all of the payments under the Annuity Option have been distributed, the remaining amount payable, if any, must be distributed at least as rapidly as under the method of distribution then in effect.

                              If the Owner prior to the Annuity Commencement Date, or the payee thereafter, is not a natural person, then the foregoing distribution requirements shall apply upon the death of the primary Annuitant within the meaning of the Internal Revenue Code.

FORM T1575

Periodic Reports              American Franklin will send to each Owner, at
                              least once during each Contract Year, a statement showing the Owner's Account Value as of a date not more than two months prior to the date of mailing.
                              American Franklin will also send such statements as may be required by applicable state and federal laws, rules and regulations.

Owner's Account               American Franklin will establish an Owner's
                              Account for the Owner under this Contract and will maintain such account during the Accumulation
                              Period.  The Owner's Account Value for any
                              Valuation Period will be equal to the Owner's
                              Separate Account Value, if any, plus the Owner's
                              Fixed Account Value, if any, for that Valuation
                              Period.

                                FIXED ACCOUNT

Fixed Account Value           That portion of a Net Purchase Payment which is
                              allocated to the Fixed Account will be credited to the Owner's Account and allocated to the Guarantee
                              Period(s) selected.  The Fixed Account Value of an
                              Owner's Account for any Valuation Period is equal to the sum of the values in each of the Guarantee
                              Periods credited to the Owner's Account for such Valuation Period.

                              The value in any one Guarantee Period on a Valuation Date is the accumulated value of the Net Purchase Payments, renewals and transfers allocated to the Guarantee Period and interest on such amounts at the Guaranteed Interest Rate, minus the accumulated value of withdrawals and transfers out of that Guarantee Period and any Annual Contract Fee allocated to that Guarantee Period, and interest on such amounts at the Guaranteed Interest Rate.

Guarantee Periods             The Owner may select one or more Guarantee
                              Period(s). The Guarantee Period(s) selected will determine the Guaranteed Interest Rates(s). The
                              Net Purchase Payment or the portion thereof (or amount transferred in accordance with the transfer privilege provision described below) allocated to a particular Guarantee Period will earn interest at the Guaranteed Interest Rate during the Guarantee Period. Guarantee Periods begin on the date as of which American Franklin credits the Owner's Account Value to that Guarantee Period or, in the case of a transfer, on the effective date of the transfer. The Guarantee Period is the number of years American Franklin credits the Guaranteed Interest Rate. The expiration date of any Guarantee Period is the last day of the Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date. As a result of Guarantee Period renewals, additional Purchase Payments and transfers of portions of the Owner's Account Value, Guarantee
                              Periods of the same duration may have different expiration dates and Guaranteed Interest Rates.


                              American Franklin will notify the Owner in writing at least 30 and no more than 60 days prior to the expiration date of any Guarantee Period. A new Guarantee Period of the same duration as the previous Guarantee Period will begin automatically unless American Franklin receives written notice at its Administrative Office to the contrary from the Owner at least three Valuation


FORM T1575

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                              Dates prior to the end of such Guarantee Period.
                              The Owner may elect to change to another Guarantee Period or Division which American Franklin offers at such time.

                              If the amount of an Owner's Account Value in a Guarantee Period is less than $500 at the end of such Guarantee Period, American Franklin reserves the right to transfer such amount, without charge, to the Money Market Division of the Separate Account. However, American Franklin will transfer such amount to another available Division at the Owner's request.

Guaranteed Interest           American Franklin will periodically establish an
Rates                         applicable Guaranteed Interest Rate for each
                              Guarantee Period it offers. These rates will be guaranteed for the duration of the respective
                              Guarantee Periods.  The Guarantee Periods that
                              American Franklin makes available at any time will be determined in its discretion.

                              No Guaranteed Interest Rate shall be less than an effective annual rate of 3.0% per year.

                                   SEPARATE ACCOUNT

Divisions                     The Separate Account has a number of Divisions,
                              each investing in a corresponding Variable Fund.
                              Net Purchase Payments will be allocated to the Divisions and the Fixed Account as shown on Page 3, unless the Owner changes the allocation.

                              American Franklin will use the Net Purchase
                              Payments and any transferred amounts to purchase Variable Fund shares applicable to the Divisions at their net asset value. American Franklin will be the owner of all Variable Fund shares purchased with the Net Purchase Payments or transferred amounts.

Division                      Net Purchase Payments and transferred amounts
Accumulation                  allocated to the Separate Account will be credited
Units                         to the Owner's Account in the form of Division
                              Accumulation Units.  The number of Division
                              Accumulation Units will be determined by dividing the amount allocated to a Division by the Division
                              Accumulation Unit value as of the end of the Valuation Period as of which the transaction is credited. The value of each Division Accumulation
                              Unit was arbitrarily set as of the date the Division first purchased Variable Fund shares.
                              Subsequent values on any Valuation Date are equal to the previous Division

                              Accumulation Unit value times the Net Investment Factor for the Valuation Period ending on that Valuation Date.

Net Investment                The Net Investment Factor is an index applied to
Factor                        measure the investment performance of a Division
                              from one Valuation Period to the next.  The Net
                              Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

FORM T1575

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                              The Net Investment Factor for a Division is
                              determined by dividing (1) by (2), and then subtracting (3) from the result, where:

                              (1)  Is the sum of:

                                   (a)  The Net Asset Value Per Share of the
                                        Variable Fund shares held in the
                                        Division, determined at the end of the
                                        current Valuation Period; plus

                                   (b)  The per share amount of any dividend or
                                        capital gain distributions made on the
                                        Variable Fund shares held in the
                                        Division during the current Valuation
                                        Period;

                              (2)  Is the Net Asset Value Per Share of the
                                   Variable Fund shares held in the Division, determined at the end of the previous Valuation Period; and

                              (3) Is a factor representing the mortality risk, expense risk, and administrative expense charge. American Franklin will determine the daily asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor as specified on Page 3.

Separate Account              The Owner's Separate Account Value for any
Value                         Valuation Period is the total of the values in
                              each Division credited to the Owner's Account for such Valuation Period. The value for each Division will be equal to:

                              (1) The number of Division Accumulation Units; multiplied by

                              (2) The Division Accumulation Unit value for the Valuation Period.

                              The Owner's Separate Account Value will vary from Valuation Date to Valuation Date reflecting the total value in the Divisions.

                                TRANSFERS


Transfers                     Transfers may be made at any time during the
                              Accumulation Period after the first 30 days following the Date of Issue. A transfer will be effective at the end of the Valuation Period in which American Franklin receives the written request for a transfer at its Administrative
                              Office. Transfers will be subject to the following restrictions:
                              (1)  Prior to the Annuity Commencement Date, the
                                   Owner may make up to 12 transfers each
                                   Contract Year without charge.


                              (2) There will be a charge of $25.00 for each transfer in excess of 12 in a Contract Year.

                              (3) Transfers under the Variable Account Asset Rebalancing program will not count towards the 12 free transfers each Contract Year.
                                   The $25.00 charge will not apply to transfers made through Variable Account Asset Rebalancing. Transfers under any other asset management arrangement approved by

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                                   American Franklin will be subject to the
                                   $25.00 charge and will count towards the 12 free transfers unless waived by American Franklin.

                              (4) Not more than 25% of the Owner's Account Value allocated to a Guarantee Period at its inception may be transferred to the Variable Account or another Guarantee Period during any Contract Year. Transfers from a Guarantee Period are made on a first in, first out basis.

                                   The 25% limit does not apply to:

                                   (a) Transfers within 15 days before or after the end of the applicable Guarantee Period to the same or another Guarantee Period; or

                                   (b)  A renewal at the end of a Guarantee
                                        Period to the same Guarantee Period.

                              (5) If a transfer would cause the Account Value in any Division or Guarantee Period to fall below $500, American Franklin reserves the right to also transfer the remaining balance in that Division or Guarantee Period in the same proportions as the transfer request.

                              (6) American Franklin reserves the right to defer any transfer from the Fixed Account to any of the Divisions for up to six months.

                              American Franklin reserves the right to restrict or terminate transfers.

                              After the Annuity Commencement Date, the Owner may make one transfer among the Divisions or from a Division to a Fixed Annuity Option during any 180 day period; such transfer is without charge. The Owner may not make transfers from a Fixed Annuity Option to a Division after the Annuity Commencement Date.

Variable Account              "Variable Account Asset Rebalancing" occurs when
Asset Rebalancing             funds are transferred by American Franklin between
                              the Divisions so that the values in each Division match the percentage allocation then in effect.
                              Variable Account Asset Rebalancing of the
                              Divisions will occur periodically:

                              (1)  If selected by the Owner; and

                              (2) If the Owner's Account Value is equal to or greater than $25,000 at the time of selection by the Owner.

                              The Owner may select Variable Account Asset
                              Rebalancing when applying for this Contract, or it may be selected at a later date. American Franklin reserves the right to increase or lower the minimum Account Value required for Variable Account Asset Rebalancing.

FORM T1575

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                                SURRENDERS


General Surrender             The amount surrendered will normally be paid to
Provisions                    the Owner within five Valuation Dates following
                              American Franklin's receipt at its Administrative
                              Office of:


                              (1)  The Owner's written request on a form
                                   acceptable to American Franklin; and

                              (2)  This Contract, if required.

                              American Franklin reserves the right to defer payment of surrenders from the Fixed Account for up to six months from the date American Franklin receives the request.


Full Surrender                At any time prior to the Annuity Commencement Date
                              and during the lifetime of the Annuitant, the Owner may surrender this Contract by sending
                              American Franklin a written request at its Administrative Office. The amount payable on surrender is:



                              (1) The Owner's Account Value at the end of the Valuation Period in which American Franklin receives at its Administrative Office the Owner's request on a form acceptable to it;


                              (2)  Minus any applicable Surrender Charge;

                              (3)  Minus any applicable Annual Contract Fee; and

                              (4)  Minus any applicable Premium Tax.

                              The amount payable upon surrender will not be less than the amount required by state law.

                              Upon payment of the surrender amount, this Contract will be terminated and American Franklin will have no further obligation to the Owner.


                              All collateral assignees must consent to any surrender or partial withdrawal. American Franklin may require that this Contract be returned to its Administrative Office prior to making payment.



Partial Withdrawals           A portion of the Owner's Account Value may be
                              withdrawn at any time prior to the Annuity
                              Commencement Date.  The Owner must send American
                              Franklin a written request at its Administrative
                              Office specifying the Divisions or Guarantee
                              Periods from which the partial withdrawal is to be made. However, in cases where the Owner does not so specify, or the withdrawal cannot be made in accordance with the Owner's specification, American Franklin reserves the right to implement the withdrawal pro rata from each Division and Guarantee Period based on the Owner's Account
                              Value in each. Partial withdrawals will be made effective at the end of the Valuation Period in which American Franklin receives the written request at its Administrative Office. Partial withdrawals will be subject to the following guidelines:


FORM T1575

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

                              (1) The partial withdrawal amount must be at least $100 or, if less, the Owner's entire Account Value.

                              (2) American Franklin will surrender Division Accumulation Units from the Separate Account or interests in a Guarantee Period so that the total amount withdrawn will be the sum of:

                                   (a)  The amount payable to the Owner; and

                                   (b)  Any Surrender Charge and any applicable
                                        Premium Tax.

                              (3)  If a partial withdrawal would cause the
                                   Owner's Account Value in any Division or
                                   Guarantee Period (except the Money Market
                                   Division) to fall below $500, American
                                   Franklin reserves the right to transfer the remaining balance without charge to the Money Market Division.

                              (4) If the Owner's Account Value is less than $500, American Franklin may cancel this Contract upon 60 days' notice to the Owner. Such cancellation would be considered a full surrender of this Contract.

                              (5) Partial withdrawals of amounts held under Qualified Contracts are subject to certain restrictions on withdrawals set forth in the Internal Revenue Code.

Surrender Charge              Except as noted under "Surrender Charge
for Partial                   Exceptions," a Surrender Charge will be applied to
Withdrawals and               the amount of any Purchase Payment withdrawn
Full Surrenders               during the first 7 years after it was first
                              credited, as follows:

                                                        Surrender Charge
                                  Year of                as a Percentage
                              Purchase Payment             of Purchase
                                 Withdrawal            Payment Withdrawn
                              ----------------         -----------------

                                   1st                        6%
                                   2nd                        6%
                                   3rd                        5%
                                   4th                        5%
                                   5th                        4%
                                   6th                        4%
                                   7th                        2%
                                Thereafter                    0%

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                              For purposes of computing the Surrender Charge,
                              the oldest Purchase Payments are deemed to be withdrawn first, and Purchase Payments are deemed to be withdrawn before any amounts in excess of Purchase Payments are withdrawn from an Owner's Account. The following transactions will be considered as withdrawals for purposes of computing the Surrender Charge: total surrender, partial withdrawal, commencement of an annuity payment option and termination due to insufficient Owner Account Value.

Surrender Charge              The Surrender Charge will not apply:
Exceptions

                              (1) To any amounts in excess of Purchase Payments that are withdrawn from an Owner's Account; or

                              (2)  To any amounts in excess of the amount
                                   permitted by the 10% Free Withdrawal
                                   Privilege if such amounts are required to be withdrawn to obtain or retain favorable federal tax treatment; (the granting of this exception is subject to American Franklin's approval);

                              (3) Upon the death of the Annuitant at any age during the Payout Period;

                              (4) Upon the death of the Annuitant at any age during the Accumulation Period if no Contingent Annuitant survives;

                              (5) Upon the death of the Owner, including the first to die in the case of joint Owners, of a Non-Qualified Contract, unless the Contract is being continued under the special rule for a surviving spouse as defined under Internal Revenue Code Section 72(s);

                              (6) Upon selection of an annuity payment option involving payments for at least 10 years;

                              (7) Upon selection of an annuity payment option based on life contingencies if life expectancy is at least 10 years.

10% Free Withdrawal           The Surrender Charge does not apply to that
Privilege                     portion of each withdrawal or a total surrender in
                              any Contract Year that does not exceed:

                              (1) Ten Percent (10%) of the amount of Purchase Payments not previously withdrawn that have been credited to this Contract for at least one year, but not more than seven years; less

                              (2) The amount of any previous withdrawals during such Contract Year.

                              For withdrawals under a systematic withdrawal plan, Purchase Payments credited for 30 days or more are eligible for the 10% Free Withdrawal Privilege.

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                              If multiple withdrawals are made during a Contract
                              Year, the amount eligible for the free withdrawal will be recalculated at the time of each partial withdrawal. After the first Contract Year, non-automatic and automatic withdrawals may be made in the same Contract Year subject to the 10% limitation.

                              A free withdrawal pursuant to any of the foregoing Surrender Charge Exceptions is not deemed a withdrawal of Purchase Payments except for purposes of computing the 10% free withdrawal privilege.

                                ANNUAL CONTRACT FEE

Manner of                     An Annual Contract Fee not to exceed $30.00 will
Deducting                     be deducted at the end of each Contract Year prior
                              to the Annuity Commencement Date. The fee will be allocated among the Guarantee Periods and Divisions in proportion to the Owner's Account
                              Value in each. The entire fee for the year will be deducted from the proceeds of any full surrender of this Contract.

                                      TAX CHARGE

Right to Impose               American Franklin reserves the right to impose
                              additional charges or establish reserves for any federal, state or local taxes incurred or that may be incurred by American Franklin, and that may be deemed attributable to the Contracts.

                                DEATH BENEFIT

Death Benefit                 If the Annuitant dies before the Annuity
                              Commencement Date, and is survived by a Contingent
                              Annuitant, the Contract will be continued with the Contingent Annuitant being named the Annuitant.
                              If this is a Non-Qualified Contract, this Contract may qualify for continuation under the "Distribution of Death Benefit under Non-Qualified
                              Contracts" provision.  Otherwise, American
                              Franklin will pay the death benefit to the Beneficiary if one of the following dies prior to the Annuity Commencement Date:

                              (1) The Annuitant (provided that no Contingent Annuitant survives); or

                              (2)  The Owner of a Non-Qualified Contract
                                   (including the first to die in the case of joint Owners).

                              If the Annuitant or such Owner dies, the amount of the death benefit will be the greater of the following amounts, less any applicable Premium
                              Tax:

                              (1) The sum of all Net Purchase Payments less any prior partial withdrawals; or

FORM T1575

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


                              (2) The Owner's Account Value as of the end of the Valuation Period in which American Franklin receives at its Administrative Office proof of the Annuitant's or such Owner's death and a written request from the Beneficiary as to the form of payment.



                              The death benefit will not be less than the amount payable on a full surrender at the date used to value the death benefit. The death benefit will be paid when American Franklin receives at its Administrative Office:


                              (1)  Proof of the Owner's or Annuitant's death;
                                   and

                              (2) A written request from the Beneficiary for either a single sum or payment under an Annuity Option.

                              If the Annuitant dies, and a Contingent Annuitant was named but predeceased the Annuitant, American Franklin will require proof of the Contingent Annuitant's death in addition to proof of the death of the Annuitant.

                              American Franklin will pay a single sum to the Beneficiary unless an Annuity Option is chosen.

                              If the Annuitant dies on or after the Annuity Commencement Date, the Beneficiary will receive the death benefit, if any, provided by the Annuity Option in effect.

                                   PAYMENT OF BENEFITS

Application of Owner's        Unless directed otherwise, American Franklin will
Account Value                 apply the Fixed Account Value to provide a Fixed
                              Annuity, and the Separate Account Value to provide a Variable Annuity.


                              The Owner must tell American Franklin in writing at its Administrative Office at least 30 days prior to the Annuity Commencement Date if Fixed and Separate Account values are to be applied in different proportions. Transfers and partial withdrawals will be permitted within the 30-day period.



Annuity                       The Annuity Commencement Date (Annuity Date) is
Commencement Date             shown on page 3.  Payments under a Qualified
                              Contract or a Section 457 Contract generally must begin no later than April 1 following the calendar year in which the Annuitant attains age 70-1/2 or (except in the case of an Individual Retirement
                              Annuity) retires to comply with certain federal tax requirements. The Annuity Date may be changed by written notice to American Franklin's
                              Administrative Office from the Owner, subject to the approval of American Franklin.


Annuity Options               The Owner may elect to have annuity payments made
Available to a                beginning on the Annuity Commencement Date under
Contract Owner                any one of the Annuity Options described in this
                              Contract. American Franklin will notify the Owner
                              60 to 90 days prior to the scheduled Annuity Date that the Contract is scheduled to mature, and request that an Annuity Option be selected. If the Owner has not selected an Annuity Option 10 days prior to the Annuity Commencement Date, American Franklin will proceed as follows:

FORM T1575

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                              If the scheduled Annuity Commencement Date is any
                              date prior to the Annuitant's 99th birthday, American Franklin will extend the Annuity Commencement Date to the Annuitant's 99th birthday, subject to various state limitations.

                              If the scheduled Annuity Commencement Date is the Annuitant's 99th birthday, the Account Value less any applicable Surrender Charges, Annual Contract Fee and Premium Taxes will be paid in one sum to the Owner.

Options Available             The Owner may elect, in lieu of payment in one
to Beneficiary                sum, that any amount or part thereof due under
                              this Contract be applied under any of the Annuity
                              Options described below. Within 60 days after the death of the Annuitant or Owner, the Beneficiary may make such election if the Owner has not done so. In such case, the Beneficiary thereafter shall have all the rights and options of the Owner.

                              The first annuity payment under any Annuity Option shall be made on the first day of the second month after approval of the claim for settlement. Subsequent payments shall be made periodically in accordance with the manner of payment elected.


Payment Contract              At such time as one of these Annuity Options
                              becomes effective, this Contract shall be surrendered to American Franklin at its Administrative Office in exchange for a payment contract providing for the option elected.


Fixed Annuity                 Fixed Annuity Payments start on the Annuity
Payments                      Commencement Date.  The amount of the first
                              monthly payment for the Annuity Option selected will be at least as favorable as that produced by the applicable annuity tables of this Contract for each $1,000 applied as of the end of the Valuation
                              Period that contains the tenth day prior to the Annuity Commencement Date.

                              The dollar amount of any payments after the first payment is specified during the entire period of annuity payments, according to the provisions of the Annuity Option selected.

                                VARIABLE ANNUITY PAYMENTS

Annuity Units                 American Franklin converts the Division
                              Accumulation Units into Division Annuity Units at the values determined at the end of the Valuation
                              Period which contains the tenth day prior to the Annuity Commencement Date. The number of Division
                              Annuity Units remains constant as long as an annuity remains in force and allocation among the Divisions has not changed.

                              Each Division Annuity Unit Value was arbitrarily set when the Division first converted Division Accumulation Units into Division Annuity Units. Subsequent values on any Valuation Date are equal to the previous Division Annuity Unit Value times the Net Investment Factor for that Division for the Valuation Period ending on that Valuation Date, with an offset for the 3-1/2% assumed interest rate used in the

FORM T1575

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

                              annuity tables of this Contract.

                              Variable Annuity Payments start on the Annuity Commencement Date. Payments will vary in amount and are determined at the end of the Valuation Period that contains the tenth day prior to each payment. If the monthly payment under the Annuity Option selected is based on a single Division, the monthly payment is found by multiplying the Division Annuity Unit Value on such date by the number of Division Annuity Units.

                              If the monthly payment under the Annuity Option selected is based upon more than one Division, the above procedure is repeated for each applicable Division. The sum of these payments is the Variable Annuity Payment.

                              American Franklin guarantees that the amount of each payment will not be affected by variations in expense or mortality experience.

                                ANNUITY OPTIONS

                              First Option - Life Annuity. An annuity payable monthly during the lifetime of the Annuitant, ceasing with the last annuity payment due prior to the death of the Annuitant.

                              Second Option - Life Annuity with 120, 180, or 240 Monthly Payments Certain. An annuity payable monthly during the lifetime of the Annuitant including the commitment that if, at the death of the Annuitant, annuity payments have been made for less than 120 months, 180 months, or 240 months (as selected by the Owner in electing this option), annuity payments shall be continued during the remainder of the selected period to the Beneficiary.

                              Third Option - Joint and Last Survivor Life
                              Annuity. An annuity payable monthly during the joint lifetime of the Annuitant and a secondary annuitant, and thereafter during the remaining lifetime of the survivor, ceasing with the last annuity payment due prior to the death of the survivor.

                              Fourth Option - Payments for a Designated Period. An amount payable monthly for a number of years which may be from five to 40 (as selected by the Owner in electing this option). If this option is selected on a variable basis, the number of years may not exceed the life expectancy of the Annuitant or other properly-designated payee.

                              Fifth Option - Payments of a Specified Dollar Amount. The amount due will be paid in equal monthly annuity payments of a designated dollar amount (not less than $125 nor more than $200 per annum per $1,000 of the original amount due) until the remaining balance is less than the amount of one annuity payment, at which time such balance will be paid and will be the final annuity payment under this option. Payments under this option are available on a fixed basis only. The remaining balance at the end of any month is determined by decreasing the balance at the end of the previous month by the amount of any

FORM T1575

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

                              installment paid during the month and by adding to the result interest at a rate not less than 3.5% compounded annually. Upon the death of the payee under this option, payments will be continued to the Beneficiary until such remaining balance is paid.

                              In lieu of monthly payments, payments may be elected on a quarterly, semi-annual or annual basis, in which cases the amount of each annuity payment will be determined on a basis consistent with that described in this Contract for monthly payments.

                              No election of any Annuity Option may be made in the case where a Fixed or Variable Annuity is elected, unless a minimum initial annuity payment of $100 will be provided. No election of any Annuity Option may be made in the case where a combination of a Fixed and a Variable Annuity is elected, unless a minimum initial annuity payment of $50 on each basis will be provided. If the initial annuity payment does not meet the minimum amount required for the Annuity Option elected, American Franklin will provide a less frequent payment schedule. If the minimum is still not met, American Franklin will make a lump-sum payment of the Owner's Account Value (less any Surrender Charge, uncollected Annual Contract Fee and applicable Premium Tax) as of the date of this determination to the Annuitant or other properly-designated payee.

                              If the age or sex of the Annuitant has been misstated to American Franklin, any amount payable will be that which would have been payable had the misstatement not occurred. American Franklin will deduct any overpayment from the next payment or payments due and add any underpayments to the next payment due. Interest at an effective annual rate of 3.5% will be added to any such adjustment.

Annuity Tables                The tables that follow show the dollar amount of
                              the first monthly payment for each $1,000 applied under the Annuity Options. Under the First or Second Options, the amount of each payment will depend upon the sex of the Annuitant and the Annuitant's adjusted age at the time the first payment is due. Under the Third Option, the amount of each payment will depend upon the sex and adjusted ages of both Annuitants at the time the first payment is due.

                              In using the table of annuity payment rates, the ages of the Annuitants must be reduced by one year for Annuity Commencement Dates occurring during the decade 2000-2009, reduced two years for Annuity Commencement Dates occurring during the decade 2010-2019, and reduced an additional year for each decade that follows. The age 70 rate is also used for ages above 70.

Alternate Amount of           If a fixed life income option is elected, the
Installments Under            Owner (or if the Owner has not elected a payment
Fixed Life Income Options     option, the Beneficiary) may elect life income
                              payments equal to those provided by those fixed single premium immediate annuity option rates in use by American Franklin when annuity payments begin.

FORM T1575

                                    ANNUITY TABLES

                              AMOUNT OF MONTHLY PAYMENT
                           FOR EACH $1,000 OF ANNUITY VALUE

Options 1 and 2 - Life Annuities



Adjusted Age
of Male                  Monthly Payments Guaranteed

                    Option 1       Option 2    Option 2      Option 2
                      None          120          180          240

   50                 4.37         4.33         4.28         4.21
   51                 4.44         4.40         4.34         4.26
   52                 4.52         4.47         4.40         4.32
   53                 4.59         4.54         4.47         4.37
   54                 4.68         4.62         4.54         4.43
   55                 4.77         4.70         4.61         4.49
   56                 4.86         4.78         4.69         4.55
   57                 4.96         4.87         4.76         4.61
   58                 5.06         4.97         4.84         4.67
   59                 5.18         5.07         4.93         4.73
   60                 5.30         5.17         5.01         4.79
   61                 5.42         5.28         5.10         4.86
   62                 5.56         5.40         5.20         4.92
   63                 5.71         5.52         5.29         4.98
   64                 5.87         5.65         5.38         5.04
   65                 6.04         5.79         5.48         5.10
   66                 6.22         5.92         5.58         5.15
   67                 6.41         6.07         5.68         5.21
   68                 6.62         6.22         5.77         5.26
   69                 6.84         6.37         5.87         5.30
   70 and above       7.07         6.53         5.96         5.35

FORM T1575

Adjusted Age
of Female                     Monthly Payments Guaranteed

                    Option 1     Option 2    Option 2   Option 2
                      None         120         180        240

   50                 4.05        4.03        4.01        3.97
   51                 4.10        4.09        4.06        4.02
   52                 4.17        4.14        4.12        4.07
   53                 4.23        4.21        4.17        4.12
   54                 4.30        4.27        4.23        4.18
   55                 4.37        4.34        4.30        4.23
   56                 4.44        4.41        4.36        4.29
   57                 4.52        4.48        4.43        4.35
   58                 4.61        4.56        4.50        4.41
   59                 4.70        4.65        4.58        4.48
   60                 4.79        4.74        4.66        4.54
   61                 4.89        4.83        4.74        4.61
   62                 5.00        4.93        4.83        4.67
   63                 5.12        5.03        4.92        4.74
   64                 5.24        5.14        5.01        4.81
   65                 5.38        5.26        5.11        4.88
   66                 5.52        5.38        5.20        4.95
   67                 5.67        5.51        5.31        5.01
   68                 5.83        5.65        5.41        5.08
   69                 6.01        5.79        5.52        5.14
   70 and above       6.20        5.94        5.62        5.20

Option 3 - Joint and Last Survivor Life Annuity

Adjusted Age of
  Annuitant                      Adjusted Age of Secondary Annuitant

   Male                F50         F55         F60         F65          F70

    50                 3.76        3.89        4.01        4.11        4.19
    55                 3.84        4.01        4.18        4.33        4.46
    60                 3.90        4.11        4.33        4.56        4.77
    65                 3.95        4.19        4.47        4.78        5.09
    70                 3.99        4.25        4.58        4.96        5.39

FORM T1575

Adjusted Age of
Annuitant                      Adjusted Age of Secondary Annuitant

    Female         M50         M55         M60         M65         M70

     50            3.76        3.84        3.90        3.95        3.99
     55            3.89        4.01        4.11        4.19        4.25
     60            4.01        4.18        4.33        4.47        4.58
     65            4.11        4.33        4.56        4.78        4.96
     70            4.19        4.46        4.77        5.09        5.39

Option 4 - Payments for a Designated Period

Years of     Amount of Monthly     Years of          Amount of Monthly
Payment          Payment            Payment              Payment

   5             $18.12               23                  $5.24
   6              15.35               24                   5.09
   7              13.38               25                   4.96
   8              11.90               26                   4.84
   9              10.75               27                   4.73
   10              9.83               28                   4.63
   11              9.09               29                   4.53
   12              8.46               30                   4.45
   13              7.94               31                   4.37
   14              7.49               32                   4.29
   15              7.10               33                   4.22
   16              6.76               34                   4.15
   17              6.47               35                   4.09
   18              6.20               36                   4.03
   19              5.97               37                   3.98
   20              5.75               38                   3.92
   21              5.56               39                   3.88
   22              5.39               40                   3.83

FORM T1575

           THE CHAIRMAN-TM- COMBINATION FIXED AND VARIABLE ANNUITY CONTRACT
                                      ISSUED BY
                     THE AMERICAN FRANKLIN LIFE INSURANCE COMPANY


This is a FLEXIBLE PAYMENT VARIABLE and FIXED INDIVIDUAL DEFERRED ANNUITY CONTRACT. NONPARTICIPATING -- NOT ELIGIBLE FOR DIVIDENDS.

All payments and values provided by this Contract, when based on the investment experience of a separate account, are variable, may increase or decrease and are not guaranteed as to amount. See the "Separate Account" and "Variable Annuity Payments" provisions in this Contract.



                   For Information, Service or to make a Complaint


                         Contact a Registered Representative,
                         or the AMFLIC Annuity Service Center

                            AMFLIC Annuity Service Center
                                    P.O. Box 4636
                             Houston, Texas  77210-4636
                                   (800) 200-3101
                                   (713) 831-3310


                               [American Franklin Logo]
                                   A STOCK COMPANY


                     A Subsidiary of American General Corporation

FORM T1575